Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of December 18, 2024, is entered into by and among, RAFAEL HOLDINGS, INC., a Delaware corporation (“Parent”), TANDEM THERAPEUTICS, INC., a Nevada corporation and a wholly-owned subsidiary of Parent (“First Merger Sub”), TANDEM THERAPEUTICS, LLC, a Nevada limited liability company and a wholly-owned subsidiary of Parent (“Second Merger Sub”), and CYCLO THERAPEUTICS, INC., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, Parent, First Merger Sub, Second Merger Sub and the Company are parties to an Agreement and Plan of Merger, dated as of August 21, 2024 (the “Merger Agreement”);

WHEREAS, the Merger Agreement provides that it may terminate or be terminated in certain circumstances including in the event the SEC has not declared the Form S-4 effective under the Securities Act by December 31, 2024; and

WHEREAS, the parties have agreed to extend the End Date of the Merger Agreement from December 31, 2024 to February 15, 2025 as set forth below.

Capitalized terms used but not defined in this Amendment have the meanings set forth in the Merger Agreement.

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.    Amendment. The Merger Agreement shall be amended to revise the definition of “End Date” therein to read as follows: “End Date” shall mean February 15, 2025.”

2.    Continuing Effectiveness of the Merger Agreement. Except to the extent amended hereby, the Merger Agreement and all terms, conditions and provisions thereof shall continue in full force and effect in all respects.

3.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same instrument.

4.    Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COMPANY:	CYCLO THERAPEUTICS, INC.

By:
Name: N. Scott Fine
Title: Chief Executive Officer

PARENT:	RAFAEL HOLDINGS, INC.

By:
Name: William Conkling
Title: Chief Executive Officer

FIRST MERGER SUB:	TANDEM THERAPEUTICS, INC.

By:
Name: David Polinsky
Title: President

SECOND MERGER SUB:	TANDEM THERAPEUTICS, LLC

By:
Name: David Polinsky
Title: Authorized Person